         ibis
---------------------------------------------------------------------------
Technology Corporation

CONTACT:

Timothy Burns                             John P. Kehoe/Van Negris
Ibis Technology Corporation               Kehoe, White, Savage & Company, Inc.
(508) 777-4247                            (212) 888-1616

FOR IMMEDIATE RELEASE
---------------------

          IBIS TECHNOLOGY CORPORATION ANNOUNCES SECOND QUARTER RESULTS
          ------------------------------------------------------------

DANVERS, MA -- JULY 30, 1997 -- Ibis Technology Corporation (NASDAQ:IBIS), the leading supplier of SIMOX-SOI (Separation by IMplanted OXygen /
Silicon-On-Insulator) wafers to the semiconductor industry, today announced its financial results for the second quarter and six months ended June 30, 1997.

Revenues for the fiscal 1997 second quarter were $1,412,000 compared to $2,211,000 for the 1996 second quarter. Net loss for the quarter was $906,000, or $0.17 per share, compared to a net loss of $272,000, or $0.05 per share, for the same period a year ago.

For the six months ended June 30, 1997, revenues were $3,051,000, compared with $4,155,000 for the same period in the preceding year. Net loss for the 1997 first half was $1,343,000, or $0.26 per share, compared with a net loss of $556,000, or $0.13, per share, for the comparable period in the preceding year.

Dr. Geoffrey Ryding, President and Chief Executive Officer stated: "Wafer sales declined from the previous quarter's sales level, primarily as a result of the temporary reduction in production capacity as we previously announced. At the same time, we were very pleased to announce during the quarter that two customers, Mitsubishi Electric Corporation and Bookham Technology Ltd., began marketing commercial devices fabricated or built on Ibis' SIMOX-SOI wafers. We do not believe that the immediate financial impact of the commercial adoption of this technology will be significant in the near-term, since volumes will tend to remain low as Mitsubishi and Bookham sample products to their customers for design into systems. However, we believe that we may see increased product sales from these customers during the next 12-18 months.

Timothy Burns, Chief Financial Officer and Operations Manager, commented: "The increase in the net loss for the second quarter of 1997, compared with the same period a year ago, is the result of lack of equipment revenue and lower product sales, principally attributable to reduced production capacity during the quarter. We made a strategic decision, during the second quarter, to use a portion of the production capacity of one of our two Ibis 1000 implanters to successfully demonstrate to Mitsubishi Electric Corporation, Ibis' ability to achieve Mitsubishi's specific wafer parameter requirements on a repetitive basis. We also decided to take the time to upgrade, rather than replace, certain malfunctioning components on our other Ibis 1000 production implanter that has been successfully operating for two years. As a consequence, the implanter was not in revenue generation mode for more than half of this quarter."

                                    - more -

     Ibis Technology Corporation  32A Cherry Hill Drive  Danvers, MA 01923
         Telephone (508) 777-4247 or (508) 777-IBIS  Fax (508) 777-6570

-------------------------------------------------------------------------------

IBIS TECHNOLOGY CORPORATION
Page Two
July 30, 1997

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at: http://www.ibis.com


                          (FINANCIAL TABLE FOLLOWS)




                         IBIS TECHNOLOGY CORPORATION
                              SUMMARY OF RESULTS
                                 (UNAUDITED)

                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                         JUNE 30,                         JUNE 30,
                                                  1997             1996             1997            1996
                                                  ----             ----             ----            ----
Product sales                                 $  512,000        $1,100,000      $ 1,626,000      $2,391,000
Contract and other revenue                       900,000           111,000        1,425,000         524,000
Equipment revenue                                     --         1,000,000               --       1,240,000
                                              ----------        ----------      -----------      ----------
  Total revenue                                1,412,000         2,211,000        3,051,000       4,155,000
                                              ----------        ----------      -----------      ----------
Cost of sales, excluding depreciation          1,055,000         1,435,000        1,934,000       2,379,000
Depreciation                                     451,000           322,000          896,000         640,000
                                              ----------        ----------      -----------      ----------
  Gross profit (loss)                            (94,000)          454,000          221,000       1,136,000
  Operating expenses                             839,000           790,000        1,634,000       1,687,000
                                              ----------        ----------      -----------      ----------
Loss from operations                            (933,000)         (336,000)      (1,413,000)       (561,000)
Other income (expense)                            27,000            64,000           70,000          (5,000)
                                              ----------        ----------      -----------      ----------
Net loss                                      $ (906,000)       $ (272,000)     $(1,343,000)     $ (556,000)
                                              ----------        ----------      -----------      ----------
Net loss per share                            $    (0.17)       $    (0.05)     $     (0.26)     $    (0.13)
                                              ----------        ----------      -----------      ----------
Weighted average number of shares
  used in per share calculations               5,221,257         5,009,467        5,207,301       4,264,107
                                              ----------        ----------      -----------      ----------


                                     # # #